EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 33-97586, 33-97588 and 333-71453) of Western Ohio Financial Corporation of our report dated January 23, 1998, appearing in this Annual Report on Form 10-K of Western Ohio Financial Corporation for the year ended December 31, 1998.


/s/ Clark, Schaefer, Hackett & Co.


Springfield, Ohio
March 26, 1999